Exhibit 10.8

INVENTERGY GLOBAL INC.

December 29, 2017

TCA Global Credit Master Fund, LP

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

Attention: Robert Press

Re. Post-Closing Side Letter

Reference is hereby made to that certain Securities Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), by and among Inventergy Global, Inc. (the “Company”) and TCA Global Credit Master Fund LP (“TCA”), among others.

As of the date hereof, certain documents and other conditions precedent necessary to close and fund the amounts contemplated by the Purchase Agreement have not yet been received. As a courtesy to the Company, TCA has agreed to close and fund, notwithstanding the absence of the delivery of such documents and conditions precedent, provided, however, that the below-listed documents and conditions precedent are delivered to TCA and/or its counsel following the date hereof.

The Company hereby agrees to provide the following documents to TCA and/or its counsel on or before the respective dates for each, as noted below, all of which must be acceptable to the TCA and its counsel, in their sole and absolute discretion. The Company agrees that failure of the Company to provide the below-listed items, or any one of them, on or before the respective dates listed, shall constitute an immediate Event of Default under and pursuant to the terms of the Purchase Agreement.

Post-Closing Item Description	Date Due

The Company shall deliver to TCA, and shall cause all of its subsidiary entities to deliver, any and all original signatures not delivered on the date hereof, as requested by TCA in its sole and absolute discretion.

January 8, 2018

The Company shall deliver to TCA, and shall cause all of its subsidiary entities and banks to deliver, copies of duly executed deposit account control agreements, as requested by TCA in its sole and absolute discretion.

January 8, 2018

The Company shall deliver to TCA a legal opinion acceptable to TCA in its sole and absolute discretion.	January 8, 2018

The Company shall deliver to TCA original stock certificates representing all of the shares (or original membership unit certificates representing all of the membership units, as applicable) which have been pledged to TCA in connection with the Purchase Agreement.	January 8, 2018

The Company shall cause its transfer agent to execute and deliver the Transfer Agent Instruction Letter.	January 8, 2018

Re-execute and notarize such documents as hereafter requested by TCA.	January 8, 2018

[signature page follows]

By its execution hereof, the undersigned hereby agrees to the terms and conditions of this letter agreement.

Very truly yours,

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph Beyers
Name:	Joseph Beyers
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

TCA GLOBAL CREDIT MASTER FUND, LP

By:	TCA Global Credit Fund GP, Ltd.,
Its: General Partner

By:	/s/ Robert Press
Name:	Robert Press
Title:	Director